Exhibit 10.11

KAMAN CORPORATION

POST-2004

SUPPLEMENTAL EMPLOYEES’ RETIREMENT PLAN

ARTICLE 1

BACKGROUND

1.1  Establishment of the Plan. Kaman Corporation (“Kaman” or the “Company”) has established this Kaman Corporation Post-2004 Supplemental Employees’ Retirement Plan (“Plan”) effective January 1, 2005. Capitalized terms used in the Plan are defined in Article 2 below.

1.2  Coverage. The Plan applies only to Qualified Executives who are actively employed by a Participating Employer on or after January 1, 2005. Amounts accrued but not vested under the Prior Plan as of December 31, 2004 shall be subject to the terms of the Plan (and shall not be subject to the terms of the Prior Plan).

1.3  Purposes. The Company maintains the Plan to:

(a)  provide Participants with the benefits to which they would be eligible under the Pension Plan but for the limitations under Sections 401(a)(17) and 415 of the Code (subject to the modifications set forth in Section 4.2 below); and

(b)  include any “Deferral Amounts” (as defined in the Deferral Plan) as eligible compensation under this Plan that are not included under the Pension Plan; and

(c)  provide those Participants who are employed by a Participating Employer other than the Company an additional benefit that is the equivalent of the additional benefit that they would have received under the Pension Plan if they instead had been employed by the Company.

1.4  Section 409A.

(a)  The Plan is intended to comply and shall be interpreted and construed in a manner consistent with the provisions of Section 409A. Any provision under the Plan that would cause any benefit hereunder to be subject to Federal income tax prior to payment shall be void as of the Effective Date without the necessity of further action by the Board.

(b)  There shall be no acceleration or subsequent deferral of the time or schedule of any payment under the Plan except as permitted under Section 409A and the express terms of the Plan.

(c)  All references to Section 409A in the Plan shall also refer to Notice 2005-1, Notice 2006-79 (with respect to periods before January 1, 2008) and Treasury regulations (as applicable to periods after December 31, 2007).

(d)  The provisions of the Plan shall not apply to the Prior Plan or constitute a material modification of the Prior Plan.

ARTICLE 2

DEFINITIONS

Whenever capitalized in this document, the following terms shall have the respective meanings set forth below. References in the Plan to sections of the Code and ERISA shall include references to the comparable or succeeding provisions of any legislation that amends or replaces such sections.

2.1  Administrator means the Personnel and Compensation Committee of the Company’s Board of Directors or another duly authorized committee of the Board.

2.2  Affiliated Employer means any corporation, trust, association, enterprise or other entity that is:

(a)  required to be considered, together with the Company, as one employer under Sections 414(b), 414(c), 414(m) or 414(o) of the Code; or

(b)  designated an Affiliated Employer by the Company.

An “Affiliated Employer” does not include any corporation or unincorporated trade or business prior to the date on which such corporation, trade or business satisfies the affiliation or control tests in (a) above, or the date it is designated an Affiliated Employer under paragraph (b) above, whichever is applicable.

2.3  Board means the Company’s board of directors.

2.4  Change in Control shall have the meaning set forth in the Participant’s Change in Control Agreement, as amended from time to time.

2.5  Code means the Internal Revenue Code of 1986, as amended from time to time.

2.6  Deferral Plan means the Kaman Corporation Amended and Restated Deferred Compensation Plan, as may be subsequently amended from time to time.

2.7  Effective Date means January 1, 2005.

2.8  Employee shall have the same meaning as under the Pension Plan.

2.9  ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.10  Participant means an individual who has satisfied the requirements of Article 3 and who has an accrued benefit under the Plan.

2.11  Participating Employer means the Company, Kaman Music Corporation, Kaman Industrial Technologies Corporation and any other Affiliated Employer designated from time to time by the Company to participate in the Plan.

2.12  Pension Benefits means the benefits payable under the Pension Plan.

2.13  Pension Plan means the Kaman Corporation Employees’ Pension Plan, as amended.

2.14  Plan means this Kaman Corporation Post-2004 Supplemental Employees’ Retirement Plan, as may be subsequently amended from time to time.

2.15  Plan Year means the calendar year.

2.16  Prior Plan means the Kaman Corporation Supplemental Employees’ Retirement Plan established on April 30, 1976, as amended.

2.17  Qualified Executive means an Employee who is eligible to participate in the Pension Plan and has been approved for participation in the Plan by the Administrator. An individual shall cease to be a Qualified Executive on the earlier of the date determined by the Administrator or the date the individual becomes a participant in another plan sponsored by an Affiliated Employer that provides for the deferral of compensation to achieve one or more of the purposes set forth in Section 1.3 above.

2.18  Rabbi Trust means a grantor trust as described in Revenue Procedure 92-64.

2.19  Retirement or Retire means a Participant’s Separation from Service with a Participating Employer after meeting the requirements for a “Normal Retirement Date” or an “Early Retirement Date” as those terms are respectively defined under the Pension Plan, on the Participant’s Separation from Service.

2.20  Separation from Service or Separates from Service or Separated from Service means cessation of service with the Company and its Affiliated Employers within the meaning of Section 409A.

2.21  Spouse means a person who meets the definition of “Spouse” under the Pension Plan.

2.22  Surviving Annuitant means the individual or individuals entitled to receive payment under this Plan upon the Participant's death, including any beneficiary designated by Robert M. Garneau under Section 10.3 below.

ARTICLE 3

PARTICIPATION

3.1  Participation for Qualified Participants Covered under the Prior Plan. An individual who participated in the Prior Plan on or before December 31, 2004 and is actively employed by a Participating Employer as a Qualified Executive on January 1, 2005 shall be a Participant in the Plan on the Effective Date.

3.2  Participation on and after the Effective Date. Each individual who becomes a Qualified Executive on or after the Effective Date but did not participate in the Prior Plan shall be eligible to commence participation in Plan upon the later of (a) the first day of the first month after becoming a Qualified Executive and (b) becoming a participant in the Pension Plan.

3.3  Change in Status. If a Participant ceases to be a Qualified Executive but remains employed by a Participating Employer, then the amount of such Participant’s benefits under the Plan shall equal the amount would have been payable to the Participant (or Surviving Annuitant) hereunder as if the Participant had Separated from Service at the end of the Plan Year in which the Participant ceased to be a Qualified Executive. Any amount payable under this Section 3.3 shall be payable at the time or times provided in Article 5 based on the Participant’s actual Separation from Service.

3.4  No Guarantee of Eligibility. An Employee’s eligibility to accrue benefits under the Plan with respect to any particular Plan Year does not guarantee continued eligibility to accrue benefits in any future Plan Year.

ARTICLE 4

AMOUNT OF BENEFITS

4.1  Basic Formula. Subject to Sections 3.3, 4.2, 4.3, 9.2 and 9.3 and Article 10 of the Plan, the amount of benefit under the basic formula equals (a) minus (b) where:

(a)  is the benefit to which the Participant or Surviving Annuitant would be entitled under the Pension Plan with the following adjustments:

(i)  determined as if the limitations in Code Sections 401(a)(17) and 415 did not apply;

(ii)  assuming that "Average Final Salary" and “W-2 Earnings,” as those terms are defined under the Pension Plan, include amounts deferred by the Participant under the Deferral Plan (but only to the extent such deferred amounts would have been included in pensionable earnings but for the deferral); and

(iii)  disregarding the minimum distributions, if any, required to have been made under Section 401(a)(9) of the Code; and

(b)  is the aggregate benefit under the Pension Plan and the Prior Plan determined as if such benefits actually commence on the Participant’s (or, if applicable, Surviving Annuitant’s) benefit commencement date under the Plan, regardless of the actual date of benefit commencement under the Pension Plan and the Prior Plan.

4.2  Adjustments to “Average Final Salary” and “W-2 Earnings”. In calculating the amount of annual benefit that would have accrued for a Participant under the Plan for purposes of Section 4.1(a) above, the following rules shall apply:

(a)  Only salary and annual bonus payable before the date of the Participant's Separation from Service with respect to periods of active employment shall be treated as “W-2 Earnings” for purposes of Section 4.1(a)(ii) with respect to all periods after December 31, 2005. Under no circumstances shall severance or salary continuation payments made under any plan, program arrangement or agreement of the Company or an Affiliated Employer or equity compensation which becomes taxable after December 31, 2005 be included in determining “W-2 Earnings” or “Average Final Salary” for purposes of the Plan.

(b)  “Average Final Salary” for purposes of Section 4.1(a)(ii) above shall be calculated based on the highest “W-2 Earnings” from the Company and all Participating Employers for any five years, whether consecutive or not, during the last ten years (or during the total number of years if less than ten) before Separation from Service.

4.3  Adjustment for Participants Employed by a Participating Employer Other than the Company. In the case of a Participant who is employed by a Participating Employer other than the Company, the amount of annual benefit that would have accrued for such a Participant under the Pension Plan shall be determined under Section 4.1(a) above as if the Participant were directly employed by the Company.

4.4  Form of Annuity Expressed in Basic Formula. The amount determined under the basic formula under Section 4.1 above is expressed in the form of a hypothetical life annuity as follows:

(a)  In the case of a Participant who has a Spouse on the date benefit payments commence under this Plan, a life annuity payable monthly commencing on the Annuity Starting Date and ending with the payment due for the month in which the Participant’s death occurs, and if the Participant shall die prior to such Spouse, continuing to the Spouse at 50% of the amount payable to the Participant and ending with the payment due for the month in which the death of the Spouse occurs.

(b)  In the case of Robert M. Garneau, in the event that he does not have a Spouse on the date benefits commence under this Plan, a life annuity payable monthly commencing on the Annuity Starting Date and ending with the payment due for the month in which Mr. Garneau’s death occurs, and if Mr. Garneau shall die before the person designated as his beneficiary under Section 10.3 below, continuing to such beneficiary at 50% of the amount payable to the Participant and ending with the payment for the month in which the death of the beneficiary occurs.

For purposes of this Section 4.4, “Annuity Starting Date” with respect to a Participant means the first day of the first period for which a benefit is payable under the Plan.

4.5  Death Benefit. In the event that a Participant dies before receiving payment of the benefits otherwise payable under Article 4, the death benefit payable under this Plan shall be the same amount as if the Participant had Separated from Service the day immediately before the Participant's death and been entitled to receive a payment with respect to the amount calculated under Sections 4.1 through 4.4 under this Plan and the Prior Plan. The amount of the death benefit as determined under this Section 4.5 shall be paid as provided in Article 5.

ARTICLE 5

TIME AND FORM OF PAYMENTS

5.1  Benefits Commencing before 2008. Benefits payable under the Plan that commence before 2008 shall be paid in the same form and at the same time in which the Pension Benefit is actually paid in accordance with the terms of the Prior Plan as in effect on October 3, 2004. Notwithstanding the foregoing, death benefits payable under Section 4.5 due to a Participant’s death at any time prior to receiving payment hereunder shall be payable under Section 5.2 below.

5.2  Benefits Commencing after 2007. All benefits under the Plan that are not payable under Section 5.1 above shall be paid as follows:

(a)  A Participant who Retires on or at any time after meeting the requirements for “early retirement” under the Pension Plan shall receive his or her benefit under the Plan on the earliest payroll date that does not result in adverse tax consequences under Section 409A of the Code following the Participant’s Retirement.

(b)  A Participant who Separates from Service other than on account of Retirement or death shall receive his or her benefit under the Plan on the earliest payroll date that does not result in adverse tax consequences under Section 409A of the Code following the date the Participant has attained age 55.

(c)  In the case of a Participant who dies before commencing benefits under the Plan but with respect to whom a benefit is to be paid to the Participant’s surviving Spouse, the surviving Spouse (or, in the case of Mr. Garneau, his then current beneficiary under Section 10.3, if applicable) shall receive his or her benefit under the Plan as of whichever of the following dates is applicable:

(i)  If the Participant dies on or after becoming eligible to have begun to receive a benefit under the Plan, the surviving Spouse (or, in the case of Mr. Garneau, his then current beneficiary under Section 10.3, if applicable) shall receive his or her benefit under the Plan on the first day of the month next following such Participant’s date of death.

(ii)  If the Participant was not eligible to receive a benefit under the Plan on his or her date of death, the surviving Spouse (or, in the case of Mr. Garneau, his then current beneficiary under Section 10.3, if applicable) shall receive his or her benefit under the Plan on the first day of the month on or next following the first date on which the Participant could have begun to receive his or her benefits under the Plan.

If a Participant’s Spouse (or in the case of Mr. Garneau, his then current beneficiary under Section 10.3, if applicable) predeceases the Participant, and the Participant has not previously received payment of benefits under Article 4, the benefits that would have been payable to the Participant’s Spouse (or in the case of Mr. Garneau, his then current beneficiary under Section 10.3, if applicable) under Section 5.2(c) as described above shall be payable to the Participant’s estate.

5.3  Form of Payment.

(a)  A Participant shall receive his or her benefits under the Plan in the form of a single lump sum payment, which shall equal the actuarial equivalent of the amount under the basic formula in Section 4.1 expressed in the form of the hypothetical annuity set forth in Section 4.4 above.

(b)  In the event of a Participant’s death prior to a distribution of a lump sum payment under this Plan, the Participant’s surviving Spouse (or in the case of Mr. Garneau, his beneficiary under Section 10.3 below, if applicable) or the Participant’s estate if there is no surviving Spouse (or in the case of Mr. Garneau, his then current beneficiary under Section 10.3, if applicable, predeceases him) shall receive the death benefit as described in Section 4.5 above in a single lump sum payment. Notwithstanding the foregoing, a change of beneficiary by Mr. Garneau under Section 10.3 after February 20, 2007 shall not impact the amount of the lump sum payable to Mr. Garneau during his lifetime.

(c)  For purposes of this Section 5.3, the “actuarial equivalent” lump sum payment shall be determined by using the mortality table and interest rate that would be used at the time of payment in computing the value of a lump sum payment under the Pension Plan. Currently, the mortality table and interest rate for such purpose is set forth in Section 2.1(c) of the Pension Plan.

5.4  Effect of Reemployment. Anything in the Plan to contrary notwithstanding, in the event benefit payments commence under the Plan to a Participant, and such individual is subsequently rehired by a Participating Employer, then:

(a)  such individual shall not accrue additional benefits under the Plan unless specifically permitted by the Administrator. If additional accruals are permitted, then the benefit payable to such Participant under the Plan upon the individual's subsequent Retirement may be reduced, in the sole discretion of and in the manner prescribed by the Administrator consistent with corresponding provisions of the Pension Plan, by the value of the benefits previously received; and

(b)  if benefit payments have commenced, but have not been completed, then such benefit payments shall be suspended in the same manner and to the same extent that benefit payments are suspended under the Pension Plan upon the Participant's reemployment.

5.5  Nonduplication of Benefits. It is intended that benefits shall not be paid under both the Plan and the Prior Plan with respect to the same period of service. The Plan shall be interpreted wherever necessary to avoid such duplication of benefits with the Prior Plan.

5.6  Delay of Payment. To the extent permitted under Section 409A, there shall be a delay of any payment otherwise required under the Plan if such payment would violate securities laws and result in material harm to one or more Participating Employers. The delay shall last until the first calendar year in which the Administrator reasonably anticipates that the payment would not violate this restriction. If there is any delay in payment under this Section 5.6, interest shall be credited for the period of the delay at the applicable federal rate under Section 1274 of the Code. In the event that a Participant or a Surviving Annuitant, as the case may be, dies after becoming entitled to receive a lump sum payment under this Plan but before expiration of a required period of delay under this Section 5.6, the estate of such Participant or Surviving Annuitant shall receive such payment as soon as reasonably practicable after expiration of such required period of delay.

ARTICLE 6

CHANGE IN CONTROL

6.1  Accelerated Funding Obligation. In the event of a Change in Control, the Company shall have the same obligations to fund benefits under the Plan using a Rabbi Trust with an independent corporate trustee as set forth in the Prior Plan on January 1, 2005.

6.2  No Acceleration of Payment. In no event shall the payment of benefits under the Plan be accelerated in the manner described in the last sentence of Section 6(b) of the Prior Plan if the Company following a Change of Control breaches its funding obligation.

ARTICLE 7

FINANCING

7.1  Unfunded Plan. All benefits payable under this Plan to or on behalf of Participants shall be paid from the general assets of the Company or of a Participating Employer. Except as provided under Article 6 above, the Company, and each Participating Employer, shall not be required to set aside any funds to discharge its obligations hereunder, but may set aside such funds to informally fund all or part of its obligations hereunder if it chooses to do so, including without limitation the contribution of assets to a Rabbi Trust. To the extent funds are set aside in a Rabbi Trust for a Participant, benefit payments due under the Plan shall be paid from the Rabbi Trust to the Participant, unless such benefit payments are paid directly by the Participating Employer. Any setting aside of amounts, or acquisition of any insurance policy or any other asset, by the Company (or other Participating Employer) with which to discharge its obligations hereunder in trust or otherwise, shall not be deemed to create any beneficial ownership interest in any Employee, Participant, or Surviving Annuitant, and legal and equitable title to any funds so set aside shall remain in the Company (or other Participating Employer), and any recipient of benefits hereunder shall have no security or other interest in such funds. The rights of the Participant (or, in the event of a Participant’s death, the Surviving Annuitant) under the Plan shall be no greater than the rights of a general unsecured creditor of the Company. Any and all funds so set aside by a Participating Employer shall remain subject to the claims of its general creditors, present and future.

7.2  Application of ERISA. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits to a select group of "management or highly compensated employees" within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is exempt from the provisions of Part 2, 3, and 4 of Title 1 of ERISA. Anything in the Plan to the contrary notwithstanding, in the event that the Department of Labor, the Internal Revenue Service, or a court of competent jurisdiction determines that the Plan is not maintained for a select group of management or highly compensated for purposes of Sections 201, 301, and 401 of ERISA, then the Plan shall be deemed to be two separate and distinct plans, one covering the group of Participants who constitute a select group of management or highly compensated employees, and the second covering all other Participants. The Administrator is authorized to take any and all actions necessary to implement this Section 7.2 provided that any such action shall comply with Section 409A.

ARTICLE 8

ADMINISTRATION OF THE PLAN

8.1  Plan Administration. The Plan shall be administered by the Administrator. The Administrator shall have the right to make such rules and regulations as it deems appropriate for the efficient administration of the Plan, to construe and interpret the Plan, to decide all questions of eligibility, and to determine the amount and time of payment of benefits hereunder to the fullest extent provided by law and in its sole discretion; any interpretations or decisions so made will be conclusive and binding on all persons having any interest in the Plan.

8.2  General Powers of Administration. The Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan. For this purpose, the Administrator’s powers will include, but will not be limited to, the following authority, in addition to all other powers provided by this Plan:

(a)  to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan, including the establishment of any claims procedures that may be required by applicable provisions of law;

(b)  to interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

(c)  to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d)  to appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan; and

(e)  to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing.

8.3  Claims Procedure. A Participant shall only be entitled to make a claim for benefits under the Plan in accordance with the procedures set forth in Appendix A to the Plan.

ARTICLE 9

AMENDMENTS AND TERMINATION

9.1  Amendment; Termination. The Board reserves the right to amend or terminate this Plan at any time, in full or in part. The Board may delegate the authority to amend or terminate the Plan to the Administrator or another committee of the Board. Notwithstanding the foregoing, no amendment or termination shall have the effect of:

(a)  reducing or discontinuing any payments then being made or due to be made under the terms hereof immediately prior to such action;

(b)  reducing or terminating any rights to future payments of benefits accrued under the Plan as of the date of termination; or

(c)  causing the acceleration of payment of benefits upon such amendment or termination unless otherwise permitted under Section 409A.

Notwithstanding the foregoing, nothing shall prohibit the Company from amending this Plan to the extent required to comply with Section 409A as determined by the Administrator; provided however, that if any such amendment requires the deferred payment of any amount hereunder, any such payment shall bear interest at the applicable federal rate under Section 1274 of the Code.

9.2  Effect of Amendment. If the Plan is amended, a minimum benefit shall be established to ensure that the affected Participant's total accrued benefit under the Plan and the Pension Plan after such amendment shall not be less than the total accrued benefit under the Plan and the Pension Plan determined immediately prior to the amendment.

9.3  Effect of Termination. No additional benefits shall accrue following termination of the Plan. To the extent that the Plan is terminated, a minimum benefit shall be established to ensure that each affected Participant's total accrued benefit under the Plan and the Pension Plan after such termination shall not be less than the total accrued benefit under the Pension Plan and the Plan determined immediately prior to the termination.

9.4  Participating Employers. Without affecting the continuing participation in the Plan by the Company or by any other Participating Employer, the Company, with or without cause, reserves the right to terminate the participation of any Participating Employer in the Plan by written notice to the Participating Employer. Each Participating Employer, acting through its board of directors, reserves the right to terminate the Plan to the extent that it relates to that Participating Employer and its Employees, by written notice to the Company. If a Participating Employer ceases to be an Affiliated Employer, or ceases to be a Participating Employer under the Plan, it shall be assumed that it has withdrawn from participation in the Plan for purposes of this Section, unless the Company agrees in writing to permit the Participating Employer to continue its participation in the Plan. Notwithstanding the foregoing, in no event shall the termination of participation of any Participating Employer affect the Company's obligations to satisfy any liabilities accrued under the Plan with respect to that Participating Employer's Employees who are Participants in the Plan in accordance with Section 11.8.

ARTICLE 10

PROVISIONS RELATING TO CERTAIN PARTICIPANTS

10.1  Effect of Other Agreements. It is possible that one or more Participants shall enter into a legally binding agreement or agreements with the Company or an Affiliated Employer that relate (in whole or in part) to the Participant’s participation in the Plan and benefits hereunder. Such agreement may include, without limitation, providing for additional Continuous and Credited Service (as those terms are defined in the Pension Plan) in computing benefits under the Plan, in all cases or only upon the occurrence of one or more events. Any benefits payable hereunder shall be determined with reference to any such agreement. For avoidance of doubt, the modifications to the benefits under the Plan provided for under the Kaman Corporation Amended and Restated Change in Control Agreements dated January 1, 2007 extended to T. Jack Cahill, Candace A. Clark, Ronald M. Galla, Robert M. Garneau, Russell H. Jones and Robert H. Saunders, Jr. in the event that severance benefits are paid following a Change in Control are incorporated by reference into the Plan.

10.2  Provisions Relating Solely to Paul R. Kuhn. The benefits payable with respect to Paul R. Kuhn under the Plan shall be determined in the same manner as provided under Section 10 of the Prior Plan with respect to his entire period of employment with the Company and the entire amount under Section 4.1(a); provided, however, that the amount payable under the Prior Plan with respect to periods prior to 2005 and the amount payable under the Pension Plan for all periods of employment shall offset the Company’s obligations to pay benefits under the Plan.

10.3  Provisions Relating Solely to Robert M. Garneau.

(a)  If Robert M. Garneau dies without a surviving Spouse before commencing payment of his benefits under the Plan, the Prior Plan or both, the Company shall pay a pre-retirement death benefit in the form of a single lump sum payment to his beneficiary.

(b)  “Beneficiary” for purposes of this Section 10.3 shall mean any individual or trust (other than an individual who is Mr. Garneau’s surviving Spouse at the date of his death) designated by Mr. Garneau in accordance the rules of the Administrator as in effect from time to time to receive the pre-retirement death benefit provided hereunder. A beneficiary designated by Mr. Garneau shall be considered a “Surviving Annuitant” for purposes of the Plan.

(c)  Mr. Garneau may change a beneficiary designation at any time by giving written notice to the Administrator. Any change shall not be effective until received by the Administrator and the Administrator shall be fully protected in making distributions in accordance with the latest beneficiary designation on file. If Mr. Garneau designates more than one beneficiary, the amount of the pre-retirement death benefit, if any, to be divided among the beneficiaries shall be determined based solely on the life of the oldest beneficiary.

ARTICLE 11

MISCELLANEOUS

11.1  No Guarantee of Employment. Nothing contained herein shall give any Participant the right to be retained in the employ of a Participating Employer or to interfere with the right of a Participating Employer to discharge the Participant, nor shall it give a Participating Employer the right to require the Participant to remain in its employ or to interfere with the Participant’s right to terminate employment at any time.

11.2  Prohibition Against Alienation. No benefit payable under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or encumbrance of any kind except as required by applicable law. Benefits payable under the Plan shall not be subject to domestic relations orders, including qualified domestic relations orders (QDRO’s) except as required by applicable law.

11.3  Tax Withholding. The Company (or other Participating Employer) shall have the right to deduct any required withholding taxes from any accrued benefit under the Plan. A Participating Employer shall not be obligated to pay, or reimburse the Participant for any income taxes or other taxes or penalties that may be assessed against the Participant by the Internal Revenue Service or any state or other taxing authority in connection with the Plan or its administration.

11.4  Distribution of Taxable Amounts. Anything in the Plan to the contrary notwithstanding, in the event that the Plan fails to meet the requirements of Sections 409A or 451 of the Code and the regulations issued thereunder and as a result thereof any Participant is determined to be subject to federal income tax on any vested accrued benefit under the Plan before the time payment is otherwise due hereunder, the entire amount determined to be so taxable shall be paid by the Company (or other Participating Employer) in a lump sum to such Participant. A Participant’s vested accrued benefit under the Plan shall be determined to be subject to federal income tax upon the earlier of (a) a determination by the Internal Revenue Service addressed to the Participant that is not appealed; or (b) a final determination by the United States Tax Court or any other Federal Court affirming any such determination by the Internal Revenue Service that the Participant’s vested accrued benefits under the Plan are subject to immediate federal income tax.

11.5  No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by a Participating Employer, the Administrator or any other person or entity that the assets of a Participating Employer will be sufficient to pay any benefits hereunder. No Participant shall have any right to receive a benefit payment under the Plan except in accordance with the terms of the Plan.

11.6  Incapacity of Recipient. If any person entitled to a benefit payment under the Plan is deemed by the Administrator to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Administrator may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of a Participating Employer and the Plan therefor.

11.7  Limitations on Liability. In no event shall the Employees, officers, agents, directors, or stockholders of the Participating Employers be liable to any individual or entity on account of any claim arising by reason of the Plan provisions or any instrument or instruments implementing its provisions, or for the failure of any Participant, Surviving Annuitant or other individual or entity to be entitled to any particular tax consequences with respect to the Plan or any credit or payment hereunder.

11.8  Liability for Payment. Anything in the Plan to the contrary notwithstanding, each Participating Employer shall be liable for payments due under this Plan that are based upon its Employees’ participation in the Plan. In the event that a payment due hereunder is based upon participation in the Plan during employment with two or more Participating Employers, each such Participating Employer’s share of the liability will be based on amounts credited and earnings accrued while the Participant was employed with each such Participating Employer. The foregoing notwithstanding, if a Participating Employer fails to make a payment due to a Participant or a Surviving Annuitant under the Plan, and such Participating Employer is an Affiliated Employer, then the Company shall make such benefit payment on behalf of the Participating Employer. In the event a payment is made under this Plan by the Company on behalf of another Participating Employer’s Employee, the Company shall be entitled to reimbursement from such Participating Employer.

11.9  Plan Expenses. All costs of maintaining the Plan shall be borne by the Company.

11.10  Provisions to Facilitate Plan Operations. If it is impossible or difficult to ascertain the person to receive any benefit under the Plan, the Administrator may, in its discretion and subject to applicable law, direct payment to the person it deems appropriate consistent with the Plan's purposes; or retain such amounts in the Plan for payment to a court pending judicial determination of the rights thereto. Any payment under this Section 11.10 shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

11.11  Correction of Payment Mistakes. Any mistake in the payment of a Participant’s benefits under the Plan may be corrected by the Administrator when the mistake is discovered. The mistake may be corrected in any reasonable manner authorized by the Administrator (e.g., adjustment in the amount of future benefit payments, repayment to the Plan of an overpayment, or catch-up payment to a Participant for an underpayment). In appropriate circumstances (e.g., where a mistake is not timely discovered), the Administrator may waive the making of any correction. A Participant or a Surviving Annuitant receiving an overpayment by mistake shall repay the overpayment if requested to do so by the Administrator.

11.12  Number. Where appropriate in context, the singular includes the plural, and the plural includes the singular.

11.13  Governing Law. The Plan and all rights hereunder shall be governed by the laws of the State of Connecticut without regard to its conflicts of law principles, except to the extent that such laws are preempted by the laws of the United States.

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IN WITNESS WHEREOF, Kaman Corporation has caused the Kaman Corporation Post-2004 Supplemental Employees’ Retirement Plan to be executed on its behalf by its duly authorized officer this 20th day of February, 2007.

ATTEST:	KAMAN CORPORATION

/s/ Candace A. Clark	/s/ Robert M. Garneau
Candace A. Clark	Robert M. Garneau
Senior Vice President, Chief Legal Officer and Secretary	Executive Vice President and Chief Financial Officer

APPENDIX A

CLAIMS PROCEDURE

1. Application for Benefits. The Participant shall apply in writing to the Administrator for benefits under the Plan.

2. Review of Application for Benefits. The Administrator shall notify a Participant in writing, within 90 days of the receipt of a written application for benefits, of such Participant’s eligibility or ineligibility for benefits under the Plan.

3. Review of Denied Claim. If the Administrator determines that a Participant is not eligible for any benefits or for full benefits, the notice described in paragraph 2 above shall set forth the following:
(a) the specific reasons for such denial;
(b) a specific reference to the provisions of the Plan on which the denial is based;
(c) a description of any additional information or material necessary for the claimant to perfect a claim and a description of why it is needed; and
(d) an explanation of the Plan’s claim review procedure and other appropriate information as to the steps to be taken if the Participant or Beneficiary wishes to have the claim reviewed.
The Participant shall have the right to review pertinent documents.
If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator shall notify the Participant of the special circumstances and the date by which a decision is expected to be made and may extend the time for up to an additional 90 days.

If a Participant is determined by the Administrator to be ineligible for benefits, or if the Participant believes that he or she is entitled to greater or different benefits, the Participant shall have the opportunity to have such claim reviewed by the Administrator by filing a petition for review with the Administrator within 60 days after receipt of the notice issued by the Administrator. Such petition shall state the specific reasons the Participant believes he or she is entitled to greater or different benefits. Within 60 days after receipt by the Administrator of such petition, the Administrator shall afford the Participant an opportunity to present his or her position to the Administrator orally or in writing. The Administrator shall notify the Participant of its decision in writing within the 60-day period, stating specifically the basis of its decision written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, such period may be extended for up to another 60 days, but notice of this extension must be given to the Participant within the first 60-day period.

4. Exhaustion/Limitation of Actions. A claimant shall comply with the claims procedure set forth in paragraph 3 above prior to filing any action in federal or state court with respect to a claim. Any provision of the Plan to the contrary notwithstanding, a claimant shall be barred from filing any action in federal or state court with respect to a claim if such action is not filed within one year from the date the Administrator denies, or is deemed to deny, the claim on review in accordance with paragraph 3 above.

5. Rights of the Surviving Annuitants. A Surviving Annuitant shall have the same rights as a Participant to pursue a claim after the Participant’s death.